EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clearway Energy, Inc.:
We consent to the incorporation by reference in the registration statement numbers 333-206061, 333-190071 and 333-255727 on Form S-8, and numbers 333-241652, 333-224684, 333-212096, 333-205140, and 333-204589 on Form S-3 of Clearway Energy, Inc. of our reports dated March 1, 2021, with respect to the consolidated balance sheet of Clearway Energy, Inc. as of December 31, 2020, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes and financial statement schedules “Schedule I - Condensed Financial Information of Registrant” and “Schedule II - Valuation and Qualifying Accounts”, which report appears in the December 31, 2021 Annual Report on Form 10‑K of Clearway Energy, Inc.

/s/ KPMG LLP
Philadelphia, Pennsylvania
February 25, 2022